Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
ABM Industries Incorporated:

We consent to the incorporation by reference in the registration statements listed below of ABM Industries Incorporated of our report, dated December 21, 2016, with respect to the consolidated balance sheets of ABM Industries Incorporated and subsidiaries as of October 31, 2016 and 2015, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 2016 and the related financial statement Schedule II, and the effectiveness of internal control over financial reporting as of October 31, 2016, which report appears in the October 31, 2016 annual report on Form 10-K of ABM Industries Incorporated.

Our report dated December 21, 2016, on the effectiveness of internal control over financial reporting as of October 31, 2016, contains an explanatory paragraph that states the Company acquired Westway Services Holdings (2014) Ltd. (“Westway”) on December 1, 2015 and 8 Solutions Ltd. (“8 Solutions”) on September 30, 2016. Management excluded these two businesses from its assessment of the effectiveness of the Company’s internal control over financial reporting as of October 31, 2016. Westway and 8 Solutions represented approximately 4% and 1% of the Company’s total consolidated assets and total consolidated revenues, respectively, as of and for the year ended October 31, 2016. Our audit of internal control over financial reporting of ABM Industries Incorporated and subsidiaries also excluded an evaluation of the internal control over financial reporting of Westway and 8 Solutions.

Registration No.	Form	Plan
333-167464	S-8	2004 Employee Stock Purchase Plan
333-78423	S-8	“Age-Vested” Career Stock Option Plan
333-78421	S-8	“Time-Vested” Incentive Stock Option Plan
333-48857	S-8	1996 Price Vested Performance Stock Option Plan
333-85390	S-8	2002 Price Vested Performance Stock Option Plan
333-116487	S-8	2004 Employee Stock Purchase Plan
333-137241	S-8	2006 Equity Incentive Plan
333-159770	S-8	2006 Equity Incentive Plan
333-179991	S-8	2006 Equity Incentive Plan
333-202521	S-8	2006 Equity Incentive Plan
333-211991	S-8	2004 Employee Stock Purchase Plan

(signed) KPMG LLP

New York, New York
December 21, 2016